Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:
Michael Courtian
Vice President
Investor Relations and Corporate Finance
(212) 553-7194
michael.courtian@moodys.com

Moody’s Corporation Reports Results for Fourth Quarter and Full Year 2003

New York, NY – February 4, 2004 – Moody’s Corporation (NYSE: MCO) today announced results for the fourth quarter and full year 2003.

Summary Results for Fourth Quarter and Full Year 2003
Moody’s reported revenue of $350.7 million for the three months ended December 31, 2003, an increase of 29% from $271.9 million in the same period of 2002. Fourth quarter operating income of $176.1 million rose 37% from $129.0 million in the same period of 2002. The favorable impact of currency translation, mainly due to the strength of the Euro relative to the U.S. dollar, contributed approximately 250 basis points of revenue growth and 150 basis points of operating income growth. In addition, revenue for the fourth quarter included approximately $8.5 million for adjustments to accounts receivable reserves, of which approximately $5.5 million related to prior years as discussed below. Net income for the fourth quarter of 2003 was $85.5 million, an increase of 22% from $69.8 million in the prior year quarter. Diluted earnings per share for the fourth quarter of 2003 were $0.56 compared with $0.45 for the fourth quarter of 2002, an increase of 24%. Earnings per share for the fourth quarter of 2003 included a $0.01 impact related to the company’s previously announced decision to begin expensing stock options and other stock-based compensation plans in 2003. In addition, fourth quarter earnings per share included a charge of $0.11 for increases in tax reserves related to legacy income tax exposures that were assumed by Moody’s in connection with its separation from Dun & Bradstreet in 2000, which are described in Moody’s annual and quarterly SEC filings.

For the full year 2003, Moody’s revenue totaled $1,246.6 million, an increase of 22% from $1,023.3 million for 2002. On a pro forma basis, assuming that Moody’s April 2002 acquisition of KMV had occurred on January 1, 2002, revenue for 2002 would have been $1,038.4 million and revenue growth in 2003 would have been 20%. 2003 operating income of $663.1 million was up 23% from $538.1 million for 2002. The favorable impact of currency translation contributed approximately 200 basis points of revenue growth and 150 basis points of operating income growth. In addition, revenue for the full year 2003 included $5.5 million for adjustments to accounts receivable reserves related to prior years. Net income for 2003 was $363.9 million, an increase of 26% from $288.9 million for 2002. Diluted earnings per share for 2003 were $2.39, an increase of 31% from $1.83 for 2002. Earnings per share for 2003 included a $0.05 non-recurring gain on an insurance recovery in the first quarter, $0.04 in expense related to stock options and other stock-based compensation plans, and the $0.11 impact of increased reserves for legacy tax matters referred to above.

In addition to its reported results, Moody’s has included above and elsewhere in this earnings release certain adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth. These non-GAAP financial measures relate to presenting 2002 revenue and 2003 revenue growth as if Moody’s April 2002 acquisition of KMV had taken place on January 1, 2002, presenting the effective tax rate for 2003 before the impact of the increase in reserves for legacy tax matters referred to above, and presenting 2003 results before the impact of adjustments to accounts receivable reserves that related to prior periods. In addition, the 2004 outlook presented below includes a discussion of 2004 EPS growth excluding the impacts of the 2003 insurance gain and legacy tax reserve increase, and before the impact of expensing stock-based compensation in 2003 and 2004. Attached to this earnings release is a table showing adjustments to Moody’s fourth quarter and 2003 results to arrive at non-GAAP financial measures excluding the impacts of the insurance gain, the legacy tax reserve increase, the expensing of stock-based compensation and adjustments to accounts receivable reserves that related to prior periods.

John Rutherfurd Jr., Chairman and Chief Executive Officer of Moody’s Corporation said, “Moody’s generated record revenue and earnings per share in 2003. Moody’s produced excellent revenue and profit growth despite our expectations early in the year that we would encounter a difficult macroeconomic and capital markets environment. We benefited from better-than-expected revenues in a number of U.S. ratings sectors, including residential mortgage-backed securities, home equity loan securitizations and the high yield segment of the corporate bond market, from strong corporate issuance in Europe in the second half of the year and from the favorable impact of foreign currency translation. Our research business produced outstanding results and Moody’s KMV also generated good growth. Looking ahead to 2004, we will continue a number of strategic initiatives aimed at improving the quality of our ratings, increasing our transparency, continuing our geographic expansion, and generating revenue from new products. We think these actions, taken together, will enable Moody’s to provide increased value to the markets and our investors.”

Fourth Quarter 2003
Revenue at Moody’s Investors Service (“MIS”) for the fourth quarter of 2003 was $317.5 million, an increase of 31% from the prior year period. Ratings revenue totaled $281.0 million in the fourth quarter, an increase of 30% from $216.8 million in the fourth quarter of 2002.

Within the ratings business, global structured finance revenue totaled $135.8 million for the fourth quarter, rising 32% from the prior year period. U.S. revenue grew over 30%, benefiting from strength in asset-backed securities, residential and commercial mortgage-backed securities and credit derivatives. International structured finance also rose over 30% reflecting strength in several sectors of the European market, including asset-backed securities, residential mortgage-backed securities and credit derivatives, and the favorable impact of foreign currency translation.

Global corporate finance ratings revenue of $76.4 million in the fourth quarter of 2003 was up 43% from $53.6 million in the same quarter of 2002. U.S. revenue increased more than 25% principally due to strength in the high yield bond market where issuers continued to take advantage of low interest rates and narrow spreads. European corporate finance ratings revenue rose over 75% primarily as a result of robust issuance compared with relative weakness in the prior year period.

Global financial institutions and sovereigns rating revenue was $46.6 million for the quarter, more than 20% higher than in the prior year period. U.S. revenue grew in the mid single-digit percent range as issuance was flat compared to the prior year period. European revenue increased more than 50% driven by a strong increase in the volume of issuance.

Public finance revenue in the fourth quarter was $22.2 million, 1% lower than in the same period of 2002. Higher borrowing costs led to a year-over-year decline in refinancings. This was partially offset by growth in “new money” issuance as municipalities remained dependent on borrowing in light of weak tax receipts.

Global research revenue grew 43% to $36.5 million, reflecting strong sales of new products to existing clients, new client acquisitions and growth in licensing of Moody’s information to third party distributors. Internationally, research revenues also benefited from favorable foreign currency translation rates.

Revenue at Moody’s KMV (“MKMV”) totaled $33.2 million for the quarter, an increase of 13%. This growth was the result of higher subscription revenue related to quantitative credit risk assessment products and growth in licensing and maintenance fees for commercial lending decision-support software.

Moody’s U.S. revenue of $216.7 million for the fourth quarter of 2003 was 24% higher than in the fourth quarter of 2002. International revenue of $134.0 million increased 39% from the prior year period. For the fourth quarter, international revenue accounted for 38% of Moody’s total compared with 36% for the fourth quarter of 2002.

Revenue for the fourth quarter included approximately $8.5 million from adjustments to accounts receivable reserves, of which approximately $3.0 million related to prior quarters of 2003, $3.0 million related to 2002, and $2.5 million related to 2001.

Expenses for the fourth quarter of 2003 totaled $174.6 million, 22% higher than in the prior year period. The quarter’s expenses included $2.8 million related to stock-based compensation plans whereas no such expense was recorded in the prior year period. In each of the fourth quarter of 2002 and 2003, expenses included a $6 million contribution to the Moody’s Foundation, which carries out philanthropic activities on behalf of Moody’s Corporation. Moody’s operating margin for the fourth quarter of 2003 was 50.2%, up from 47.4% in the fourth quarter of 2002.

Full Year 2003
Revenue at Moody’s Investors Service for the full year 2003 was $1,134.7 million, an increase of 20% from 2002. MIS ratings revenue was $1,007.8 million in 2003, 19% higher than in 2002. This growth was driven by strength in the structured finance, corporate and financial institutions ratings businesses and also included the favorable impact of currency translation. Global research revenue was $126.9 million, 36% higher than in 2002.

For Moody’s KMV, 2003 revenue was $111.9 million compared to $81.5 million for 2002. Assuming that Moody’s had acquired KMV on January 1, 2002, revenue for MKMV in 2002 would have been $96.6 million and year-over-year growth in 2003 would have been 16%.

For 2003, total Moody’s U.S. revenue was $795.3 million, an increase of 17% from the prior year. International revenue rose 32% in 2003 to $451.3 million. Assuming that Moody’s had acquired KMV on January 1, 2002, U.S. revenue growth for 2003 would have been 16% and international growth would have been 29%. International revenue rose to 36% of Moody’s total revenue for the full year 2003 compared with 33% in 2002.

Moody’s revenue for the full year 2003 included $5.5 million from adjustments to accounts receivable reserves, of which approximately $3.0 million related to 2002 and $2.5 million related to 2001.

Effective Tax Rate
Moody’s effective tax rate for the fourth quarter of 2003 was 50.6%, up from 42.4% for the first nine months of the year and 44.1% in the fourth quarter of 2002. The fourth quarter tax rate reflected an increase in reserves for legacy income tax exposures that were assumed by Moody’s in connection with its separation from The Dun & Bradstreet

Corporation in October, 2000. These legacy tax matters are described in Moody’s annual and quarterly SEC filings. Excluding the impact of the reserve increase, Moody’s effective tax rate for the fourth quarter of 2003 would have been 41.2%. This is below the 42.4% tax rate for the first nine months of the year primarily due to income attributable to jurisdictions with lower tax rates than New York.

Moody’s effective tax rate for the full year 2003 was 44.6%, up from 44.2% in the prior year. Excluding the impact of the increase in reserves for legacy tax matters, the 2003 effective tax rate would have been 42.1%. The decline from 2002 reflects continued operating growth in jurisdictions with lower tax rates than New York and benefits from the establishment of a New York captive insurance company during 2002.

Share Repurchase Program
During the fourth quarter of 2003, Moody’s repurchased 1.0 million shares at a total cost of $57 million, including 0.8 million shares to offset the issuance of shares under employee stock plans. Since becoming a public company in October 2000 and through the end of 2003, the company has repurchased 23.0 million shares at a total cost of $881 million, including 9.3 million shares to offset shares issued under employee stock plans. Management continues to anticipate completing the current $450 million share repurchase program by mid-2004.

Outlook for 2004
Moody’s outlook for 2004 is based on assumptions about many macroeconomic and capital market factors, including interest rates, consumer spending, corporate profitability and business investment spending, and capital markets issuance activity. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ significantly from the outlook presented in this press release.

We expect interest rates in the United States to rise during 2004, with reduced refinancings of debt and continued weak demand for financing to support business investment. As a result, we expect to see lower issuance in the U.S. corporate bond market, both in the investment grade sector and in the high yield sector, which posted record issuance in 2003. Despite the issuance declines, revenue from new products and growth in relationship-based revenue should produce modest growth in both the U.S. corporate finance and financial institutions sectors. We are continuing to introduce our Enhanced Analysis Initiative, consisting of financial reporting, off-balance sheet risk transference and corporate governance assessment reports, and we plan to cover approximately 300 corporations and financial institutions in the U.S. by the end of 2004.

We also expect good growth in consumer spending in 2004. As a result, we expect that revenue from rating asset-backed securitizations, together with moderate growth in the commercial mortgage securitization and credit derivatives segments of the business, will substantially offset an important decline in revenue from rating residential mortgage-backed securities as the very strong refinancing activity of the past two years declines. In the public finance ratings business we expect approximately 20% revenue decline in 2004, reflecting projected slowing of issuance related to both refinancings and “new money” borrowings. We expect continued strong growth in the research business.

Outside the U.S. we expect to see double-digit revenue growth in the corporate and financial institutions ratings businesses. We are also projecting strong year-over-year growth for structured finance ratings revenue and in the research business, all producing approximately 20% ratings and research international revenue growth, including the effects of currency translation. Finally, we expect high teens percent revenue growth globally at Moody’s KMV.

Moody’s expenses for 2004 will likely reflect continued investment spending on improving and increasing the transparency of our ratings practices, technology initiatives and product development and continued hiring to support growth areas of the business. We will continue our investment in the Enhanced Analysis Initiative. Moody’s expects the operating margin to decline about 100 basis points in 2004 from the level achieved in 2003, reflecting the investments we are making and the faster growth of the lower margin MKMV business.

Overall for 2004, Moody’s expects that year-over-year revenue growth will be in the mid to high single-digit percent range. With the impact of a slightly lower effective tax rate and share repurchases, we expect that diluted earnings per share will grow in the high single-digit percent range. The expected earnings per share growth is before considering the impacts of the 2003 insurance gain and the legacy tax reserve increase referred to above, and before the impact of expensing stock-based compensation in both years. The impact of stock-based compensation expense is expected to be approximately $0.10 to $0.11 per share in 2004 compared with $0.04 in 2003. As previously discussed, Moody’s implemented the expensing of stock options and other stock-based compensation on a prospective basis for options and other stock awards granted on or after January 1, 2003. The expected increase in related expense in 2004 reflects in part the phasing in of expense over the current four-year stock plan vesting period as new equity awards are granted.

Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody’s KMV, a credit risk management technology firm serving the world’s largest financial institutions. The corporation reported revenue of $1,247 million in 2003. Further information is available at www.moodys.com.

Moody’s Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

Amounts in millions, except per share amounts	2003	2002	2003	2002

Revenue	$350.7	$271.9	$1,246.6	$1,023.3
Expenses
Operating, selling, general and administrative expenses	165.8	135.7	550.9	460.6
Depreciation and amortization	8.8	7.2	32.6	24.6

Total expenses	174.6	142.9	583.5	485.2

Operating income	176.1	129.0	663.1	538.1

Interest and other non-operating expense, net	(3.1)	(4.2)	(6.7)	(20.7)

Income before provision for income taxes	173.0	124.8	656.4	517.4
Provision for income taxes	87.5	55.0	292.5	228.5

Net income	$85.5	$69.8	$363.9	$288.9

Earnings per share
Basic	$0.57	$0.46	$2.44	$1.88

Diluted	$0.56	$0.45	$2.39	$1.83

Weighted average number of shares outstanding
Basic	149.2	150.7	148.9	153.9

Diluted	153.3	154.4	152.3	157.5

In addition to the above reported results, Moody’s has included in an accompanying table, entitled “Reconciliation to Non-GAAP Financial Measures”, adjusted results for the three months and year ended December 31, 2003 that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth.

Moody’s Corporation
Supplemental Revenue Information (Unaudited) (c)

	Three Months Ended		Year Ended
	December 31,		December 31,

Amounts in millions	2003	2002	2003	2002 (a)

Moody’s Investors Service (b)
Structured finance	$135.8	$102.8	$460.6	$384.3
Corporate finance	76.4	53.6	278.8	227.7
Financial institutions and sovereign risk	46.6	37.9	181.2	155.0
Public finance	22.2	22.5	87.2	81.2

Total ratings revenue	281.0	216.8	1,007.8	848.2
Research	36.5	25.6	126.9	93.6

Total Moody’s Investors Service	317.5	242.4	1,134.7	941.8
Moody’s KMV	33.2	29.5	111.9	81.5

Total revenue	$350.7	$271.9	$1,246.6	$1,023.3

Revenue by geographic area (b)
United States	$216.7	$175.2	$795.3	$680.8
International	134.0	96.7	451.3	342.5

Total revenue	$350.7	$271.9	$1,246.6	$1,023.3

(a)	KMV was acquired on April 12, 2002, during the Company’s fiscal second quarter. On a pro forma basis, assuming that Moody’s had acquired KMV on January 1, 2002, Moody’s KMV revenue for the year ended December 31, 2002 would have been $96.6 million and total Moody’s revenue would have been $1,038.4 million. On this pro forma basis, revenue by geographic area for the year ended December 31, 2002 would have been $688.4 million in the United States and $350.0 million for International.

(b)	Certain prior year and prior quarter amounts have been reclassified to conform to the current presentation.

(c)	Revenue for the three months ended December 31, 2003 included approximately $8.5 million for adjustments to accounts receivable reserves, of which approximately $5.5 million related to prior years. Refer to the accompanying table entitled “Reconciliation to Non-GAAP Financial Measures” for further information on the impact of these items on Moody’s reported results.

Moody’s Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2003				December 31, 2003

				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
Amounts in millions, except per share amounts	Reported	Adjustments		Measures	Reported	Adjustments		Measures

Revenue	$350.7	$(8.5	)(a)	$342.2	$1,246.6	$(5.5	)(a)	$1,241.1
Expenses	174.6	(4.2	)(b)	170.4	583.5	(11.4	)(b)	572.1

Operating income	176.1	(4.3)		171.8	663.1	5.9		669.0

Interest and other non-operating expense, net	(3.1)	—		(3.1)	(6.7)	(13.6	)(c)	(20.3)

Income before provision for income taxes	173.0	(4.3)		168.7	656.4	(7.7)		648.7
Provision for income taxes	87.5	(18.0	)(d)	69.5	292.5	(19.4	)(d)	273.1

Net income	$85.5	$13.7		$99.2	$363.9	$11.7		$375.6

Basic earnings per share	$0.57			$0.66	$2.44			$2.52

Diluted earnings per share	$0.56			$0.65	$2.39			$2.47

In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth. The table above shows Moody’s results for the three months and year ended December 31, 2003, adjusted to reflect the following:

(a)	To exclude revenue related to adjustments to accounts receivable reserves in the fourth quarter of 2003 that totaled $8.5 million. Approximately $3.0 million relates to prior quarters of 2003, $3.0 million relates to 2002 and $2.5 million relates to 2001.

(b)	To exclude operating expenses of: (1) $2.8 million in the fourth quarter of 2003 and $10.5 million for the full year 2003 relating to the expensing of stock options and other stock-based compensation on a prospective basis for options and other stock awards granted on or after January 1, 2003; and (2) $1.4 million in the fourth quarter of 2003 and $0.9 million for the full year 2003 for incentive compensation related to the revenue discussed in note (a).

(c)	To exclude a non-operating gain of $13.6 million on an insurance recovery related to the September 11th tragedy, which was recorded in the first quarter of 2003.

(d)	To reflect income tax impacts related to the adjustments described in notes (a) through (c) and to exclude $16.2 million of income tax provisions in the fourth quarter of 2003 related to reserves for legacy tax exposures.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of February 4, 2004, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, changes in the volume of debt securities issued in domestic and/or global capital markets; changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations, including those relating to Nationally Recognized Statistical Rating Organizations; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those tax and legal contingencies that relate to Old D&B, its predecessors and their affiliated companies for which the Company has assumed portions of the financial responsibility; the ability of the Company to successfully integrate the KMV and MRMS businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings made by the Company from time to time with the Securities and Exchange Commission.